Exhibit 10.76

SENIOR MANAGEMENT AGREEMENT

THIS SENIOR MANAGEMENT AGREEMENT (this “Agreement”) is effective as of March 1, 2007 (the “Effective Date”), among LECG CORPORATION, a Delaware corporation (the “Company”), LECG, LLC, a California limited liability company and wholly-owned Subsidiary of the Company (“LECG”), and Michael J. Jeffery (the “Executive”).

Recitals

A.            LECG is a member-managed limited liability company that is a wholly-owned subsidiary of the Company.  The Company has been organized for the purpose of engaging, through one or more Subsidiaries including LECG, in the business of providing economic and financial analysis, expert testimony, litigation support and other expert consulting (the “Business”).  The Company, LECG and their respective Subsidiaries are sometimes collectively referred to herein as the “LECG Entities” and individually as an “LECG Entity.”

B.            LECG wishes to grant employment to and the Executive wishes to accept such employment in a senior capacity with respect to the operations of the LECG Entities.

Agreement

In consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.             Employment.  LECG hereby engages the Executive to serve as the Chief Executive Officer of the Company and of LECG, and a member of the Board of Directors of the Company, and the Executive agrees to serve the Company and LECG in such capacities subject to the terms and conditions set forth in this Agreement.

1.1           Services.  The Executive, as Chief Executive Officer of the Company, shall have all the duties and responsibilities customarily rendered by similarly situated individuals employed by companies of similar size and nature and as may be delegated to him from time to time by the Board of Directors of the Company.

1.2           Best Efforts.  The Executive will devote his best efforts and such business time and attention as may be necessary (except for vacation periods and periods of illness or other incapacity) to perform the Services, and such management tasks and requirements as may be requested by the Company and LECG.

2.             Salary, Bonus and Benefits.

2.1           Salary.  All compensation and benefits for the Executive will be provided by LECG.  In consideration of the Services provided by the Executive hereunder, LECG will pay the Executive an annualized base salary of Five Hundred Fifty Thousand Dollars ($550,000) (the “Base Salary”) for each year of the Term.  For purposes of this Section 2.1, each year shall be deemed to run from March 1 to March 1 of the following year.

2.2           Guaranteed Bonus.  In addition to the Base Salary, the Executive shall receive a bonus for 2007 in the amount of Two Hundred Seventy-Five Thousand Dollars ($275,000) (the “Guaranteed Bonus”). Subject to Section 3 below, the Guaranteed Bonus shall be payable on or before February 15, 2008.

2.3           Additional Bonus.  In the Company’s discretion, the Executive shall be eligible to receive an additional annual bonus of up to the following amounts:  (a) For 2007, Two Hundred Seventy-Five Thousand Dollars ($275,000); (b) For 2008, Five Hundred Fifty Thousand Dollars ($550,000); (c) for the portion of 2009 in the Term, in the discretion of the Compensation Committee (the “Discretionary Bonus”).   The Discretionary Bonus shall be determined by the Compensation Committee of the Board and shall be based upon the achievement of the performance metrics set forth in Exhibit A.

2.4           Benefits.  During his term of employment, the Executive shall be entitled to receive all other benefits of employment generally available to LECG’s other executive and managerial employees when and as he becomes eligible for them, including (medical, dental, life and disability insurance benefits, participation in the Company’s 401k Plans , the Company’s Deferred Compensation Plan, etc.).  The Company reserves the right to modify, suspend or discontinue any and all of the foregoing benefit plans, policies, and practices at any time without notice to or recourse by the Executive, so long as such action is taken generally with respect to other similarly situated persons and does not single out the Executive.

2.5           The Company will provide the Executive with office space and appropriate furniture and equipment.  The Company will provide its standard computer equipment which shall include either a desktop computer or a laptop computer and docking station.  During the term of this Agreement, the Company, at its expense, shall provide the Executive with the necessary administrative support staff and resources to perform his duties under this Agreement.

2.6           The Company shall reimburse Executive, pursuant to its regular expense reimbursement policies, for all reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s duties under the Agreement.  Executive will provide written documentation of any such expenses as requested by the Company.

3.             Term and Termination.

3.1           Term.  The Term of this Agreement shall commence on the Effective Date and shall continue for two years, until March 1, 2009 (the “Term”).  Notwithstanding the foregoing, the Executive’s employment may be terminated prior to the end of the Term, as provided in Section 3.2.

3.2           Events of Termination. The Executive’s employment with the Company shall terminate prior to the end of the Term upon:

3.2.1        the Executive’s death or permanent disability.

3.2.2        the Executive’s voluntary resignation or retirement.

3.2.3        a Change in Control.

3.2.4        termination by LECG by the delivery to the Executive of a written notice from LECG that the Executive has been terminated (“Notice of Termination”) with or without Cause. If the Executive is terminated for Cause, the Notice of Termination must specify the Cause in reasonable detail.  The Executive will then have the right, within ten days of receipt of such Notice of Termination, to file a written request for review by the Board of Directors of the Company (the “Board”).  In such case, the Executive will be given the opportunity to be heard, personally or by counsel, by the Board and the Board (which Board vote shall exclude the Executive if Executive is also serving as a director at that time) must thereafter confirm that such termination is for Cause.  If the Board does not provide such confirmation, the termination shall be treated as other than for Cause. The Executive acknowledges that this provision is necessary to protect the Company’s goodwill in the community in which the Executive represents the Company, and thus, to protect the profitability and business of any LECG Entity.

3.3           Definitions. For purposes of the preceding paragraph the following definitions shall apply:

3.3.1        “permanent disability” means (i) the Executive’s incapacity due to physical or mental illness such that even with reasonable accommodation he is unable to perform the essential functions of his previously assigned duties where such incapacity has been determined to exist by LECG’s disability insurance carrier, and (ii) the Board of Directors of the Company has determined, based on competent medical advice, that such incapacity will continue for a period of at least six continuous months.

3.3.2        A “Change in Control” means a transaction in which a controlling interest (51% or more) of the stock, or substantially all of the assets, of LECG is acquired by a single acquirer or group of acquirers working together.

3.3.3        “Cause” shall be determined by the Board in its sole discretion and shall mean the Executive’s (A) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to any LECG Entity or involving harassment of or discrimination against any employees of any LECG Entity, (B) misappropriation of funds or assets of any LECG Entity for personal use; (C) continued substantial and repeated neglect of his duties after written notice from the Board, and such neglect has not been cured within 30 days after the Executive receives notice thereof from the Board; (D) gross negligence or willful misconduct in the performance of his duties after written notice from the Board, and such failure has not been cured within ten days after the Executive receives notice thereof from the Board; (E) the Executive’s engaging in conduct constituting a breach of Section 4 below; or (F) a material violation of LECG’s Code of Business Conduct and Ethics.

3.4           Rights on Termination.

3.4.1        Termination by LECG without Cause.  In the event LECG terminates Executive’s Employment without Cause, LECG shall pay the Executive the Severance Payment (as defined in Section 3.4.4 below).

3.4.2        Termination due to Change in Control.  In the event of a Change of Control, LECG shall pay the Executive the Severance Payment, unless the Executive elects to continue as CEO or to take another position with the acquiring entity.

3.4.3        Resignation following Replacement as CEO.  In the event that (i) LECG appoints a new Chief Executive Officer but does not terminate Executive and (ii) Executive subsequently elects to resign at any time prior to the end of the Term, then upon such resignation LECG shall pay the Executive the Severance Payment.

3.4.4        Severance Payment.  For purposes of this Section 3.4, the “Severance Payment” shall mean (i) any unpaid portion of the Base Salary for the entire Term; and (ii) the Guaranteed Bonus, if not previously paid by LECG.

3.4.5        Timing of Payments.  The Severance Payment shall be paid within sixty (60) days of the Executive’s termination or resignation (as applicable), or as separately agreed by the Executive and the Compensation Committee.

3.4.6        Other Termination.  If (i) this Agreement expires at the end of the Term or (ii) if LECG terminates the Executive’s employment for Cause,  if the Executive dies or is permanently disabled, or if Executive resigns or retires (other than a resignation as provided in Section 3.4.3 above), then the Executive shall not be entitled to any Severance Payment, and LECG’s obligations to pay any compensation or benefits under this Agreement will cease as of the date of expiration or termination. The Executive’s right to receive any other benefits will be determined under the provisions of LECG’s applicable plans, programs or other coverages or applicable law.

3.5           Employment at Will.  Notwithstanding any other provision of this Agreement, the Executive’s employment under this Agreement shall be at will.

4.             Confidential Information; Proprietary Information, etc.

4.1           Obligation to Maintain Confidentiality. The Executive acknowledges that any Proprietary Information disclosed or made available to the Executive or obtained, observed or known by the Executive as a direct or indirect consequence of his employment with or performance of services for LECG are the property of the applicable LECG Entity.  Executive agrees that he will not at any time (whether during or after the Executive’s term of employment) disclose or permit to be disclosed to any third party, directly or indirectly, utilize for his own account or permit to be utilized by any third party any Proprietary Information or Records for any reason whatsoever without the Board’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or failure to act. The Executive must deliver to LECG, as applicable, at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company or LECG may request in writing (whether during or after the Executive’s term of employment), all Records which he may then possess or have under his control. The Executive further agrees that any property situated on premises and owned by any LECG Entity, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the applicable LECG Entity and their respective personnel at any time with or without notice.

4.2           Third Party Information. The Executive understands that the LECG Entities will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the LECG Entities to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of the Executive’s employment and thereafter, the Executive shall hold Third Party Information in the strictest confidence and shall not use or disclose to anyone (other than personnel of the LECG Entities who need to know such information in connection with their work for the LECG Entities) Third Party Information, except in connection with his work for any of the LECG Entities or as expressly authorized by a member of the Board in writing.

4.3           “Proprietary Information” means any and all data and information concerning the business affairs of the LECG Entities and not generally known in the industry in which any LECG Entity is or may become engaged, and any other information concerning any matters affecting or relating to the respective businesses of the LECG Entities, but in any event Proprietary Information shall include, all of the LECG Entities’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the LECG Entities’ respective businesses or industries, clients, client lists, pricing information with respect to present or past clients, or any other information concerning the respective businesses of the LECG Entities, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.

4.4           “Records” means (A) any and all procedure manuals, books, records and accounts; (B) all property of the LECG Entities, including papers, note books, tapes and similar repositories containing Proprietary Information; (C) all invoices and commission reports; (D) customer lists — partial and/or complete; (E) data layouts, magnetic tape layouts, diskette layouts, etc.; (F) samples; (G) promotional letters, brochures and advertising materials; (H) displays and display materials; (I) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (J) information concerning revenues and profitability and any other financial conditions of the LECG Entities; (K) information concerning the LECG Entities, which was input by the Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (L) data, account information or other matters furnished by clients of any LECG Entity; and (M) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

4.5           Compelled Disclosure. If the Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person, the Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  The Executive will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Executive disclose Confidential Information, and if the Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Confidential Information is legally required, then the Executive may disclose such Confidential Information to the extent legally required; provided, however, that the Executive will use his reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5.             Notices.   Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the recipient at the following address:

If to the Company:

LECG Corporation
2000 Powell Street, Suite 600
Emeryville, CA 94608
Attention:  Chairman of the Board of Directors
Tel.:  (510) 450-6799
Fax:  (510) 653-6213

If to LECG:

LECG, LLC
2000 Powell Street, Suite 600
Emeryville, CA 94608
Attention:  Chief Financial Officer

If to the Executive:

Michael J. Jeffery

8 Nichols Road

Landgrove, VT 05148

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered personally or sent by facsimile, and one day after deposit with a reputable overnight courier service.

6.             General Provisions.

6.1           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.2           Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

6.3           Counterparts; Facsimile Execution. This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  This Agreement may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

6.4           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns; provided that the rights and obligations of the Executive under this Agreement shall not be assignable and, provided further that the rights and obligations of the Company may be assigned to any successor of the Company.

6.5           Choice of Law; Dispute Resolution.  All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.  Except with respect to any action seeking temporary or permanent injunctive relief taken in connection with the enforcement of the Confidentiality provisions of this Agreement, any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement, by final and binding arbitration, administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. applicable to commercial disputes (JAMS), or its successor entity, and judgment upon any reward rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof.  Any such arbitration shall take place exclusively in California. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in enforcing this Agreement through arbitration or otherwise and reasonable attorneys’ fees and costs incurred in appealing or enforcing any judgment entered by the arbitrator in any court having jurisdiction. The parties shall not be liable to each other for any consequential, incidental, special or punitive damages.

6.6           Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

6.7           Amendment and Waiver. The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company and the Executive.

6.8           Termination. The provisions of Sections 3.4 and 4 shall survive the termination of this Agreement and shall remain in full force and effect after such termination.

6.9           No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.  Neither failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

6.10         Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered available. The Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. The Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

6.11         Offset.  Whenever the Company, LECG or any LECG Entity is to pay any sum to the Executive, any amounts that the Executive owes to such LECG Entity may be deducted from that sum before payment.

6.12         Deductions.  The LECG Entities shall be entitled to deduct or withhold from any amounts owing from such LECG Entity to the Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from such LECG Entity or the Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

The parties hereto have executed this Senior Management Agreement on the date first written above.

LECG CORPORATION

By:	/s/ Carol Kerr
Name:	Carol Kerr
Title:	Vice President and General Counsel

Date:	April 13, 2007

LECG, LLC

By:	/s/ Carol Kerr
Name: Carol Kerr
Title: Vice President and General Counsel

Date:	April 13, 2007

Approved and Authorized

By:	/s/ William Spencer
William Spencer, Chair of Compensation Committee

Date:	April 13, 2007

EXECUTIVE

By:	/s/ Michael J. Jeffery
Michael J. Jeffery

Date:	April 13, 2007

EXHIBIT A

Measurable performance metrics based on the principle of execution of the recovery plan to be established at the Compensation Committee meeting on April 24, 2007.